GeNOsys

Incorporated

Generated Nitric Oxide Systems

              Shareholder letter

September 8, 2008

Dear GeNOsys Shareholder,

I would like to take this opportunity to update you on the Company's progress since our previous shareholder letter of 18, March, 2008.  Since that point, we have made tremendous strides toward completing our mission of developing on-site generation and delivery of medical grade Nitric Oxide gas.

The Company is focused on its product line of portable and inexpensive Nitric Oxide (NO) gas generators for the control and treatment of tuberculosis and other human disease.

The following letter will help you understand the Company's timeline (including where we are as of today and the regulatory process), exactly what Nitric Oxide does and why it is important in the fight of Tuberculosis, how our new patented technology compares to the current expensive old technology, and the market potential for Nitric Oxide (NO) gas generators.

I hope, from this letter, you better understand how important it is to provide the medical community with a better and more affordable way to deliver medical grade Nitric Oxide gas.  The world needs it and we expect our shareholders to benefit from this important development.

Best regards,

Clark Mower

GeNOsys Chairman of the Board of Directors

This shareholder letter may contain forward-looking statements including the Company's beliefs about its business prospects and future results of operations.  These statements involve risks and uncertainties.  Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associates with the overall economic environment, changes in anticipated earnings of the company and other factors detailed in the company's filings with the SEC.  In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speck only as of the date they are given.  The Company does not undertake to update them; however, it may choose from time to time to update them and if it should do so, it will disseminate the updates to the investing public.

For further information:

GeNOsys Inc.

Investor Relations:

280 West Riverpark Drive

Michael Dancy

Provo, Utah 84604

(801) 746-3570

(801) 623-4751

medancy@allwest.net

clark@genosysusa.com

kmerrell@genosysusa.com

http://www.genosysusa.com